Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
2009 1st Quarter Earnings Conference Call
Questions and Answers Transcript
At Conclusion of Call
May 6, 2009; 11:00 a.m. CT

Participant 1:	Question on just transaction market. I know it’s well known that the transaction markets are dead. But are there — have you seen any deals? Can you talk about cap rates at all based on maybe rather than trailing on 2009 operating income?

Monty Bennett:	Yes, we’re seeing a little bit of activity, it’s just not much. But as far as cap rates — we haven’t experienced, we haven’t sold any property. But what we are hearing and what we are seeing is that if you look at 2009 numbers — and they’re realistic 2009 numbers — and take a good haircut along the line of what all the analysts think is going to happen in the marketplace, then the cap rates could still be in the high-single digits for those kinds of assets.

So that’s what we hear. I can’t say we have seen a lot of trades in that period. But it seems like the market is starting to loosen up along those lines right now.

Participant 1:	Great, okay then different subject on supply. Can you — I have seen conflicting studies on US supply growth that show this year anywhere from 2.5 to 3.5% and next year it’s still even in the high 2% range and for the US as a whole. But any thoughts on those numbers and what you are seeing?

Monty Bennett:	You know, we have relied usually on Smith’s travel supply numbers and that’s what we have found to be the most reliable. Randy Smith the other day said that on a monthly year-over-year basis, the last two or three months, we have peaked at 3.3% and it’s starting to come down and I think he said something like by the end of the year, it will be on a month-over-month basis of 1.8% or something like that which would mean that for the year it would be in the mid twos or so.

But then that trend should continue so according to that data, next year it should be below 2%. But again, this is Smith Travel’s data and that’s what we generally find to be the most reliable.

Participant 1:	Okay and then I have a couple of modeling questions. One — and you may have hit on these or they may be in the press release and I missed it. But can you give us a sense of where — assuming rates hold, where your interest expense would be for the year?

Monty Bennett:	Sure, it straightforward is it $2.8 billion times 3.3% Kimo?

David Kimichik:	Yes, it’s about $100 million.

Participant 1:	Okay and then what about — what would you say the run rate for G&A is. Can we annualize the first quarter?

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Monty Bennett:	Yes.

Participant 1:	Okay, great. That’s all for me. Thank you.

Participant 2:	Just a couple of questions here. When I look across the RevPAR performance by your brands, it’s certainly quite a bit of variability in there. Some of that may be due to location.

But I would like to hear — because you have a number of different brands and managers, what are you seeing as sort of the best practices of the brands or the managers that seem to be outperforming in this environment as far as — along lines of say revenue management?

Monty Bennett:	Sure, you know, most of that variability that you see is driven more by location than by the brands. So as far as the brands themselves, I would say that some brands are better at holding penetration in our portfolio than others.

I can’t say that generally that’s the case across the board because again, for example, the Marriott properties and the Hilton properties generally have been better about holding share than say compared to Hyatt or Starwood. But that may be unfair to those two brands because we have got just one — when I say Starwood, I meant the Westin. We’ve got one Westin product and just two Hyatt products.

So that may not be fair because of the lack of the number of those. One of those Hyatts is in Dearborn, Michigan. You can imagine what is happening there. Does that answer your question?

Participant 2:	Yes, two more modeling questions. What was your ending share count for the first quarter?

David Kimichik:	It was 96.7 million shares fully diluted.

Participant 2:	And have you purchased any shares so far in the second quarter?

Monty Bennett:	Yes, we are still in the marketplace, but more modestly so.

Participant 2:	Last question. On your — income from your loan portfolio was approximately 8.5, 9 in the fourth quarter dropping down to about 6 in the first quarter. Just reconciling the difference, how much of that is due to the drop in LIBOR from the fourth quarter to the first quarter and how much is that due to some of the loans no longer being current?

Monty Bennett:	All of it is the drop in LIBOR.

Participant 2:	It’s LIBOR. Thank you. That’s all.

Participant 3:	The unsecured credit facility, when is its expiration reset? When is that expiration currently?

Monty Bennett:	It is — after all of its extensions, it is March or April of 2012. I think 2010 and two one-year extensions.

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Participant 3:	And those extensions are based on meeting certain covenants — could you give us some color around that?

Monty Bennett:	Sure, they’re based on meeting certain covenants and those covenants are also required to be maintained while the loan is outstanding. There’s not another covenant that jumps up that we don’t have to be meeting right now.

There’s several covenants but the ones to really watch or focus on is the fixed charge coverage ratio and that’s 1.25 is the minimum. We finished 2008 at 1.72 and finished the first quarter at 1.73 and that’s on a trailing 12 basis and that’s how it’s measured.

So we are about flat with where we were at the end of last year and still about 50 bps ahead of the minimum. Actually that covenant for the last year of the credit facility jumps up to 1.35. It’s 1.25 now until then.

The other major covenant is our net debt to equity ratio — net debt to total assets ratio which needs to be 65% or lower. We finished the quarter at 56% and some change, I believe. And so we see that there is a considerable amount of room between that. I think that’s about where we finished 2008 as well.

Participant 3:	Okay and you may not want to answer this because I know you don’t give guidance. But based on your internal reviews, will that debt — will that extension in 2010 be extendable?

Monty Bennett:	Well, you’re right. That would kind of imply guidance on it or so. But let’s just say if it’s not, we would be working right away to make sure that it was. So, our aim is certainly to make sure that it is extendable.

Participant 4:	Along those same lines, could you talk about the key tests for the loan secured by the JW Marriott and the LaJolla and Capital Hiltons I guess which are extendable but also based on certain coverage tests? Are there any kind of key metrics there at those properties?

Monty Bennett:	There are some key metrics for extending those loans. I would probably rather not go into the details on a loan by loan basis because number one, I don’t think I’ve got those right here in front of me. But number two, we can’t get into a lot of detail. But that JW Marriott loan I think is due next year. It was extendable for I think three one-year terms and then the loan on the Capital Hilton, did you say?

Participant 4:	Yes, it looks like you have about $119 million secured by the LaJolla Hilton and the Capital Hilton due 2011.

Monty Bennett:	Right.

Participant 4:	What would you expect to be able to extend them at this point?

Monty Bennett:	It’s just too far away to say.

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Participant 4:	And then the other thing I wanted to ask you, the South Atlantic region kind of outperformed on a relative basis relative to your other regions and just sort of within that mix of properties, could you maybe just give a little more color? I think there were some that probably benefited from renovations but did inauguration in DC help a lot or just maybe kind of maybe what was sort of driving that relative outperformance?

Monty Bennett:	We have a concentration or mini concentration in DC and that’s what it is. If you look at our portfolio, we’re pretty evenly distributed about the country and our ratios of number of rooms as compared to our total is about the same if you looked at the total inventory of hotel rooms in the country. They match pretty well up by region except in the South Atlantic. Specifically in DC, we have a little bit of an overconcentration there. DC has just been performing better than the other markets, the inauguration for one and just in general.

Participant 5:	I don’t know if you touched on this, but could you tell us what kind of interest rate caps you might have on your floating-rate debts? Is there a limit to — should interest rates rise where it maxes out at? Thanks.

Monty Bennett:	Yes, on our floating rate debt itself, the caps are all over the place. So it would be tough for me to go into that.

As far as our swap, we’ve got a cap on about $1 billion of the $1.8 billion and that cap we put in place last year for three years. So it’s for two more years for $1 billion of the $1.8 billion. The other half is — the other $800 million is uncapped and that cap is at a strike of 3.6-ish or so, LIBOR at 3.6.

Participant 5:	3.6% on LIBOR, right?

David Kimichik:	That’s right.

Participant 3:	Just one other thing. So, do you — you said your RevPAR decline was a little bit better than the industry numbers for the quarter. A, do you think you will be able to continue to edge out industry average numbers through 2009? And you said you use STR numbers for supply. Well their RevPAR decline number is a little bit more optimistic than some of the analysts are using, including myself. I’m just wondering if you could provide any color on your thoughts about — I think they’re estimating about a 10% decline in annual 2009 RevPAR right now, if you care to comment on that?

David Kimichik:	Sure, as far as the STR, as you very well know, the RevPAR depends upon a number of factors including the supply. Their supply numbers I think are right on.

As far as RevPAR for the industry, I’m probably personally a little more pessimistic about how the industry is going to perform for the year than the down 10% RevPAR that Smith Travel is and as far as how we’re going to perform. It’s hard to say because you know if you look our individual markets, we clawed out another 2, 2.5 points of share over those hotels in our individual markets.

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But sometimes those individual markets themselves perform a little bit better than the industry or a little bit worse than the industry. But I think it’s reasonably fair to say that since as a Company we try to pursue a broad-based strategy and have our assets represent the industry in general, that we are not going to be too far away from what industry trends are.

Participant 4:	Can you just remind us what the total authorization remaining is on your buyback which I guess covers your common and the preferred?

Monty Bennett:	Right, that authorization was $200 million.

Participant 4:	$200 million —

Monty Bennett:	$200 million to authorize both — originally in January, it’s common preferred and debt buybacks and through the first quarter, the amount of money we spent is in our release. I think it’s — $20, $25 million or so.

Participant 4:	Okay so there is plenty left on that.

Participant 6:	I was just wondering if you could just maybe give a little bit of color of the pace in April and maybe the beginning of May and also talk a little bit about the cost cuts that you have implemented. Are these cuts going to be sustainable?

Monty Bennett:	Sure, as far as April or May, we are loathed to give much guidance. I can just say that we are seeing signs of hope out there. But you know, I’m such a cynic. I won’t believe it until I see it. So we will see what happens out there.

As far as the sustainability of the cuts, we certainly hope so. And it depends upon how long are they sustainable. Some of them are wage caps or wages and salary freezes. Those are going be sustainable through the year. They won’t be sustainable forever.

And that’s — but some of them are position eliminations which are sustainable until business picks up. So I guess your question would be are they sustainable as long as business is down and generally I would say for the most part that they are and that was the whole focus of them.

We weren’t interested in trying to just save some money and save linen supplies that we have to turn around and buy a bunch next quarter. I want to comment on the last question about the cap.

In addition to that, last year we had gone ahead and capped all of the $1.8 billion of our swap through the — I think October or November of this year. So that kind of half cap that we’ve got going for two more years really for the next six months is fully capped.

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